Free Writing Prospectus, dated November 5, 2021

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated October 19, 2021

Registration Statement Nos. 333-256944 and 333-256944-01

PG&E Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$860,399,000 Senior Secured Recovery Bonds, Series 2021-A

Issuing Entity:	PG&E Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Pacific Gas and Electric Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.

Co-Managers:	Barclays Capital Inc.
Academy Securities, Inc.
CastleOak Securities, L.P.
Siebert Williams Shank & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	November 12, 2021(2)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2022

Applicable Time:	4:25 PM (Eastern time) on November 4, 2021

Proceeds:	The total initial price to the public is $860,370,896. The total amount of the underwriting discounts and commissions is $3,441,596. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $6,881,300) is $856,929,300.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the bonds against payment for the bonds on or about November 12, 2021, which will be the fifth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade bonds on the date of pricing or the succeeding two business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$266,127,000	4.99	7/15/2031	7/15/2033	1.460%	99.99876%	0.400%	$265,059,192
A-2	$160,309,000	11.99	1/15/2036	1/15/2038	2.280%	99.99698%	0.400%	$159,662,923
A-3	$433,963,000	19.93	7/15/2046	7/15/2048	2.822%	99.99540%	0.400%	$432,207,186

(3)	Interest on the bonds will accrue from November 12, 2021 and must be paid by the purchaser if the bonds are delivered after that date.

	Tranche A-1	Tranche A-2	Tranche A-3
CUSIP	71710TAA6	71710TAB4	71710TAC2
ISIN	US71710TAA60	US71710TAB44	US71710TAC27

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal
7/15/2022	$18,365,684	$—	$—
1/15/2023	$13,530,458	$—	$—
7/15/2023	$13,638,431	$—	$—
1/15/2024	$13,747,265	$—	$—
7/15/2024	$13,856,969	$—	$—
1/15/2025	$13,967,547	$—	$—
7/15/2025	$14,079,008	$—	$—
1/15/2026	$14,191,359	$—	$—
7/15/2026	$14,304,606	$—	$—
1/15/2027	$14,418,757	$—	$—
7/15/2027	$14,533,818	$—	$—
1/15/2028	$14,649,798	$—	$—
7/15/2028	$14,766,704	$—	$—
1/15/2029	$14,884,542	$—	$—
7/15/2029	$15,003,320	$—	$—
1/15/2030	$15,123,047	$—	$—
7/15/2030	$15,243,729	$—	$—
1/15/2031	$15,365,374	$—	$—
7/15/2031	$2,456,584	$13,031,406	$—
1/15/2032	$—	$15,678,370	$—
7/15/2032	$—	$15,883,835	$—
1/15/2033	$—	$16,091,992	$—
7/15/2033	$—	$16,302,878	$—
1/15/2034	$—	$16,516,527	$—
7/15/2034	$—	$16,732,976	$—
1/15/2035	$—	$16,952,262	$—
7/15/2035	$—	$17,174,421	$—
1/15/2036	$—	$15,944,334	$1,455,158
7/15/2036	$—	$—	$17,630,619
1/15/2037	$—	$—	$17,899,310
7/15/2037	$—	$—	$18,172,095
1/15/2038	$—	$—	$18,449,038
7/15/2038	$—	$—	$18,730,201
1/15/2039	$—	$—	$19,015,650
7/15/2039	$—	$—	$19,305,448
1/15/2040	$—	$—	$19,599,663
7/15/2040	$—	$—	$19,898,362
1/15/2041	$—	$—	$20,201,613
7/15/2041	$—	$—	$20,509,486
1/15/2042	$—	$—	$20,822,050
7/15/2042	$—	$—	$21,139,378
1/15/2043	$—	$—	$21,461,542
7/15/2043	$—	$—	$21,788,616
1/15/2044	$—	$—	$22,120,675
7/15/2044	$—	$—	$22,457,794
1/15/2045	$—	$—	$22,800,051
7/15/2045	$—	$—	$23,147,523
1/15/2046	$—	$—	$23,500,292
7/15/2046	$—	$—	$23,858,436
Total Payments(4)	$266,127,000	$160,309,000	$433,963,000

(4)	Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$266,127,000	$160,309,000	$433,963,000
7/15/2022	$247,761,316	$160,309,000	$433,963,000
1/15/2023	$234,230,858	$160,309,000	$433,963,000
7/15/2023	$220,592,427	$160,309,000	$433,963,000
1/15/2024	$206,845,161	$160,309,000	$433,963,000
7/15/2024	$192,988,193	$160,309,000	$433,963,000
1/15/2025	$179,020,645	$160,309,000	$433,963,000
7/15/2025	$164,941,637	$160,309,000	$433,963,000
1/15/2026	$150,750,278	$160,309,000	$433,963,000
7/15/2026	$136,445,673	$160,309,000	$433,963,000
1/15/2027	$122,026,916	$160,309,000	$433,963,000
7/15/2027	$107,493,098	$160,309,000	$433,963,000
1/15/2028	$92,843,300	$160,309,000	$433,963,000
7/15/2028	$78,076,596	$160,309,000	$433,963,000
1/15/2029	$63,192,054	$160,309,000	$433,963,000
7/15/2029	$48,188,734	$160,309,000	$433,963,000
1/15/2030	$33,065,687	$160,309,000	$433,963,000
7/15/2030	$17,821,958	$160,309,000	$433,963,000
1/15/2031	$2,456,584	$160,309,000	$433,963,000
7/15/2031	$—	$147,277,594	$433,963,000
1/15/2032	$—	$131,599,225	$433,963,000
7/15/2032	$—	$115,715,390	$433,963,000
1/15/2033	$—	$99,623,398	$433,963,000
7/15/2033	$—	$83,320,520	$433,963,000
1/15/2034	$—	$66,803,993	$433,963,000
7/15/2034	$—	$50,071,017	$433,963,000
1/15/2035	$—	$33,118,755	$433,963,000
7/15/2035	$—	$15,944,334	$433,963,000
1/15/2036	$—	$—	$432,507,842
7/15/2036	$—	$—	$414,877,222
1/15/2037	$—	$—	$396,977,913
7/15/2037	$—	$—	$378,805,817
1/15/2038	$—	$—	$360,356,779
7/15/2038	$—	$—	$341,626,578
1/15/2039	$—	$—	$322,610,929
7/15/2039	$—	$—	$303,305,481
1/15/2040	$—	$—	$283,705,817
7/15/2040	$—	$—	$263,807,455
1/15/2041	$—	$—	$243,605,842
7/15/2041	$—	$—	$223,096,357
1/15/2042	$—	$—	$202,274,307
7/15/2042	$—	$—	$181,134,928
1/15/2043	$—	$—	$159,673,386
7/15/2043	$—	$—	$137,884,770
1/15/2044	$—	$—	$115,764,095
7/15/2044	$—	$—	$93,306,301
1/15/2045	$—	$—	$70,506,251
7/15/2045	$—	$—	$47,358,727
1/15/2046	$—	$—	$23,858,436
7/15/2046	$—	$—	$—

Subject to the terms and conditions in the underwriting agreement among us, PG&E and the underwriters, for whom Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
Goldman Sachs & Co. LLC	$119,758,000	$72,140,000	$195,284,000
Citigroup Global Markets Inc.	$93,145,000	$56,109,000	$151,887,000
Barclays Capital Inc.	$13,306,000	$8,015,000	$21,698,000
Academy Securities, Inc.	$13,306,000	$8,015,000	$21,698,000
CastleOak Securities, L.P.	$13,306,000	$8,015,000	$21,698,000
Siebert Williams Shank & Co., LLC	$13,306,000	$8,015,000	$21,698,000
Total	$266,127,000	$160,309,000	$433,963,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.240%	0.120%
Tranche A-2	0.240%	0.120%
Tranche A-3	0.240%	0.120%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

WEIGHTED AVERAGE LIFE SENSITIVITY

	Expected Weighted Average Life (Years)	-5% (2.87 Standard Deviations from Mean)		-15% (11.16 Standard Deviations from Mean)
Tranche		WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	4.99	4.99	0	4.99	0
A-2	11.99	11.99	0	11.99	0
A-3	19.93	19.93	0	19.93	0

*	Number is rounded to whole days

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the bonds and is equal to an overestimate of electricity consumption of 5% (2.87 standard deviations from mean) or 15% (11.16 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the fixed recovery charges annually, (iii) consumer write-off rates are held constant at 0.34% for all FRC consumer classes, (iv) PG&E remits fixed recovery charges on average 40 days after such charges are billed, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the bonds, (vii) a permanent loss of all consumers has not occurred, and (viii) the issuance date of the bonds is November 12, 2021. There can be no assurance that the weighted average lives of the bonds will be as shown.

Pacific Gas and Electric Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Pacific Gas and Electric Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Pacific Gas and Electric Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.